Cooper Standard Announces Preliminary Results for First Quarter 2013

NOVI, Mich., April. 26, 2013 – Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fuel and brake and fluid transfer systems, today announced preliminary results for the quarter ended March 31, 2013. Although Cooper Standard has not yet finalized its financial results for the period, the Company is announcing its preliminary results in connection with its previously announced cash tender offer for up to 4,651,162 shares of its common stock at a purchase price of $43.00 per share. The Company intends to release its quarterly results for the three-month period ended March 31, 2013 on or about May 8, 2013.

The Company expects to report for the first quarter of 2013:

•	$748 million in revenue, as compared to $765 million in the first quarter of 2012;

•	$19 million to $22 million of net income attributable to Cooper-Standard Holdings, as compared to $24 million in the first quarter of 2012;

•	$75 million to $78 million of Adjusted EBITDA, as compared to $83 million in the first quarter of 2012;

•	$34 million in capital expenditures, as compared to $29 million for the same period last year; and

•	$217 million in cash and $269 million of net debt as compared to cash of $271 million and net debt of $213 million as of December 31, 2012.

These figures reflect Cooper Standard’s preliminary estimate of its unaudited quarterly results as of and for the three-month period ended March 31, 2013 as our financial statements for the quarter ended March 31, 2013 are not yet available. They are made only as of the date of this press release and are subject to revision based upon our financial closing procedures and the completion of our full interim financial statements. There can be no assurance that the final results for this quarterly period will not differ from these estimates. Any such changes could be material. In addition, these preliminary results of operations for the three-months ended March 31, 2013 are not necessarily indicative of the results to be achieved for the remainder of 2013 or for any future period.

2013 Outlook

The Company is updating its previously issued full year guidance for 2013 as follows:

•

Assuming North American vehicle production volume of 15.9 million units and European production volume of 18.7 million units and an average full year exchange rate of $1.30/Euro, the Company expects sales growth of approximately 4 percent over 2012.

•	The Company anticipates making capital expenditures of between $160 million to $170 million during the year.

•	The Company expects to incur cash restructuring expenses of between $30 million and $40 million.

•	Cash taxes are estimated to be in the range of $25 million to $35 million.

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in millions):

	Three Months Ended March 31,
	Adj EBITDA Range
	(dollar amounts in millions) (unaudited)
Net income attributable to Cooper-Standard Holdings Inc.	19.3	21.8
Provision for income tax expense	7.7	8.1
Interest expense, net of interest income	11.2	11.2
Depreciation and amortization	29.8	29.8

EBITDA	$68.0	$70.9
Restructuring (1)	4.8	4.8
Noncontrolling interest restructuring (2)	(0.7)	(0.7)
Stock-based compensation (3)	2.7	2.7
Other	0.2	0.3

Adjusted EBITDA	$75.0	$78.0

(1)	Includes non-cash restructuring.

(2)	Proportionate share of restructuring costs related to FMEA joint venture.

(3)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake, fluid transfer, thermal and emissions and anti-vibration control systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts: Glenn Dong Cooper Standard (248) 596-6031 investorrelations@cooperstandard.com	Contact for Media: Sharon Wenzl Cooper Standard (248) 596-6211 sswenzl@cooperstandard.com